Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Jim Fitzwater - 215.299.6633
james.fitzwater@fmc.com
FMC Investor Relations Contact: Alisha Bellezza - 215.299.6119
ir@fmc.com

FMC Corporation Provides Updated Agricultural Solutions Segment Forecast for the First Quarter of 2014

PHILADELPHIA, March 18, 2014 - FMC Corporation (NYSE:FMC) today announced that the period of extended cold weather in North America is leading to a later than usual demand pattern for its crop protection products. For the full year, the company has not changed the outlook for its Agricultural Solutions segment. It continues to expect a mid-teens percent growth in revenues and operating profits in the segment. However, based on recently available information, the company now expects that first quarter 2014 segment operating profit for Agricultural Solutions will be down mid-20’s percent versus the first quarter of 2013.

Pierre Brondeau, FMC president, CEO and chairman, said: “We continue to see extremely strong demand for our products in North America. Last year, we saw how quickly growers can apply crop protection products and plant seeds, and we expect a similar situation to occur as soon as the fields are ready. We have been working closely with our customers and are ready to deliver products to meet growers’ demands. Unfortunately, agricultural seasons do not always match quarterly reporting periods. We are confident that the first quarter performance merely reflects a timing shift, and we remain confident in our full year outlook for the Agricultural Solutions segment.”

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About FMC
FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2013, FMC had annual sales of approximately $3.9 billion. The company employs approximately 5,600 people throughout the world, and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Minerals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2013 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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